Agreement no. PS26-015 Internal Information - Polestar Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. AMENDMENT AGREEMENT This Amendment Agreement to the [***] Manufacturing Agreement (“Amendment”) is between Volvo Car USA LLC., a limited liability company incorporated under the laws of United States of America having its principle place of business at 1800 Volvo Place, Mahwah, NJ 07430, USA (the “Supplier” or “VCCH”); and Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden with (the “Buyer” or “Polestar”). Each of Supplier and Buyer is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have entered into a [***]Manufacturing Agreement on 6 September 2024 (PS22-052) and Amendment Agreement No. 1 to [***]Manufacturing Agreement (PS25- 001) on 10th of February 2025 and will enter into Amendment Agreement No. 2 to [***] Manufacturing Agreement (PS25-049) which is at the date of signing of this Amendment in signing process and expected to be signed in [***]. (the “Agreement”). B. The Parties now wish to amend the Agreement to the extent set out below. C. Now, therefore, the Parties agree as follows: 1. SCOPE OF AMENDMENT 1.1 The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement. 1.2 The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on 1 January 2026 (“Effective Date”). 2. AMENDMENTS 2.1 Section 18.4.1 of the Agreement shall be amended and restated in its entirety as follows: “[***] 2.2 Section 18.5.1 of the Agreement shall be amended and restated in its entirety as follows: “

Agreement no. PS26-015 Internal Information - Polestar 2.3 Section 1.2.2 in Exhibit 2 of the Agreement shall be amended and restated in its entirety as follows: “Common Type Bound Tooling and Equipment (SPA2) made by the Supplier as set forth in Section 18.4 and 18.5 of this Agreement.” 2.4 Section 1.2.3 in Exhibit 2 of the Agreement shall be amended and restated in its entirety as follows: “Common Equipment 3. GENERAL PROVISIONS 3.1 This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement. 3.2 No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment. 3.3 Sections 21 and 22 of the Agreement shall apply to this Amendment as well. 3.4 The Parties may execute this Amendment in counterparts, including electronic copies, which taken together will constitute one instrument. ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement no. PS26-015

VOLVO CARS US LLC	**POLESTAR PERFORMANCE AB**
By: Luis Resende	By: Jonas Engström
Printed Name: ________	Printed Name: ____________________
Title: CEO	Title: COO
Date: 31st March 2026	Date: 31st March 2026
By: Robert Manna	By: Anna Rudensjö
Printed Name: ____________________	Printed Name: ____________________
Title: CFO	Title: General Councel
Date: 31st March 2026	Date: 31st March 2026

Internal Information - Polestar